UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 18, 2020

Enviva Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7200 Wisconsin Ave,	Suite 1000
Bethesda,	MD	20814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(301)	657-5560
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	EVA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Gerrit L. Lansing, Jr.
On October 18, 2020, Enviva MLP Holdco, LLC (“MLP HoldCo”), the sole member of Enviva Partners GP, LLC (the “General Partner”), the general partner of Enviva Partners, LP (the “Partnership”), appointed Gerrit (“Gerrity”) L. Lansing, Jr. to serve as a director of the General Partner’s board of directors (the “Board”) effective as of October 18, 2020. Mr. Lansing is expected to serve on the Health, Safety, Sustainability and Environmental Committee of the Board.
Mr. Lansing is a Managing Director and Partner of BTG Pactual, Head of BTG Pactual Tangible Assets Group and Head of BTG Pactual Timberland Investment Group (“TIG”). TIG is one of the world’s largest timberland investment managers with more than $3.5 billion under management and investments including more than 2.6 million acres across four continents. Mr. Lansing leads a management team at TIG with more than 800 years of combined experience and which operates in accordance with the UN Principles for Responsible Investment and with first-class sustainable forestry practices including those set forth by the Forest Stewardship Council and Programme for the Endorsement of Forest Certification, as validated by extensive independent audits. Prior to his current role, he was a Founder and Chief Executive Officer of Equator, LLC and its Brazilian subsidiary, TTG Brasil Investimentos Florestais Ltda, which was acquired by BTG Pactual in 2012. Prior to this, as Chief Executive Officer, Mr. Lansing spent nearly a decade building Madison Trading, LLC and Chatham Energy Partners, LLC (acquired by The Intercontinental Exchange). He is on the board of directors of the Nasher Museum of Art at Duke University, the Buckley School in New York City, the National Alliance of Forest Owners and La Fundación de la Universidad del Valle de Guatemala. Mr. Lansing received his B.A. from Duke University.
Mr. Lansing brings proven leadership and significant knowledge and expertise to the Board from his years of experience with socially responsible investing in the timberland industry, including useful insight into sustainable forestry practices and maintenance of productive, respectful relationships with a broad range of stakeholders. Affiliates of Riverstone Holdings LLC and BTG Pactual agreed that MLP HoldCo would appoint Mr. Lansing to the Board in recognition of such knowledge and expertise in connection with the recapitalization transactions described in a press release issued by Enviva Holdings, LP, the Partnership’s sponsor, on July 22, 2020.
Related Persons
There are no relationships between Mr. Lansing and the Partnership that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Departure of Robin J. A. Duggan
On October 18, 2020, Robin J. A. Duggan resigned from his position as a director of the Board. In connection with his resignation, Mr. Duggan tendered a letter of resignation to the General Partner on October 18, 2020. Mr. Duggan’s resignation was not the result of any disagreement with the Partnership on any matter relating to the Board or the Partnership’s management, operations, policies or practices.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIVA PARTNERS, LP

	By:	Enviva Partners GP, LLC, as its sole general partner

Date: October 19, 2020	By:	/s/ JASON E. PARAL
	Name:	Jason E. Paral
	Title:	Vice President, Associate General Counsel and Secretary

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